Exhibit 99.1

For Information Contact:

Maureen Crystal

Tel: 703.707.6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Fourth Quarter and Year-End 2005 Financial Results

•        2005 revenue increased to $191.3 million, an organic growth rate of 12%

•        Key (TEIS) contract win broadens NCI’s contract offerings to 6 prime GWAC vehicles

•        Operating margin for 2005 increased 140 basis points

RESTON, Va.— BUSINESS WIRE — February 28, 2006 —NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the fourth quarter and year ended 2005. The table below is a summary of our financial results:

	Q4: 2005	FY: 2005
Revenues	$47.4 million	$191.3 million
Operating income	$2.3 million	$11.2 million
Net income	$4.9 million	$12.3 million
Diluted EPS (GAAP)	$0.41	$1.41
Diluted EPS (Pro forma)*	$0.11	$0.71

*	Pro forma for C corporation tax rates, as shown on the Consolidated Statements of Operations

Charles K. Narang, NCI’s chairman and CEO, said, “2005 was an excellent year for NCI. With the successful completion of our IPO, we have substantially strengthened our balance sheet by eliminating our bank debt, improved our capital structure and secured capital for our growth. Given the strengths of our markets, we had top-line growth of 12% for the year and dramatically improved our operating margins. We enter 2006 with a stronger competitive position in that we have prime positions on a total of six Government Wide Acquisition Contract vehicles, which have a combined estimated ceiling value of over $21 billion. I am exceptionally pleased to have such a broad set of contract offerings in our portfolio, in that these contracts provide ample opportunities to reach our customers.”

Reported Results

For the year ended 2005, NCI reported revenues of $191.3 million, up $20.0 million, or an organic growth rate of 12%, over $171.3 million for the comparable period in 2004. Operating income for year ended 2005 was $11.2 million, up $3.4 million, or 45%, compared to $7.8 million for the year ended 2004. Operating margin increased to 5.9%, up from 4.5% in the year ended 2004. This 140-basis point increase in operating margin was the result of revenue growth and continued improvements in operating efficiencies. Excluding stock compensation of $1.6 million in 2005 and $1.2 million in 2004, our operating margins were 6.7% and 5.2%, respectively.

For the fourth quarter of 2005, revenues were up approximately 4% to $47.4 million, over revenues of $45.8 million in the fourth quarter of 2004. Operating income for the fourth quarter of 2005 was $2.3 million, or an operating margin of 4.8%, compared to $2.3 million, or an operating margin of 4.9%, for the fourth quarter of 2004. Excluding stock compensation of $1.0 million in fourth quarter of 2005, our operating margin was 7.0% compared to 6.1% for fourth quarter 2004, which had stock compensation of $0.5 million.

Due to NCI’s initial public offering, or IPO, in October 2005, the results below the operating line for the fourth quarter and year ended 2005 are impacted by the substantial changes in the capital structure as well as the Company’s conversion to a C corporation from an S corporation. Thus, these results are not representative of results going forward under the new capital structure.

Net income for the year 2005 was $12.3 million, up $6.2 million, compared to $6.1 million for the year ended 2004. Approximately $3.5 million of this increase was due to the impact of accounting for the initial deferred tax assets as a result of the Company’s conversion from an S corporation to a C corporation. NCI reported diluted earnings per share for the year ended 2005 of $1.41 per share, up from $0.82 per share for the year ended 2004. On a pro forma basis, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9% and 40.5%, respectively, net income was $6.0 million for the year ended 2005, compared to $3.8 million for the year ended 2004, and diluted earnings per share was $0.71 per share, compared to $0.53 per share for the comparable period in 2004.

Net income for the fourth quarter was $4.9 million, compared to $1.9 million for the fourth quarter of 2004, in part due to the impact of accounting for the initial deferred tax asset balances as a result of the S to C corporation conversion of $3.5 million. Diluted earnings per share for the fourth quarter were $0.41 per share, compared to $0.25 per share for the comparable period in 2004. On a pro forma basis, again, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9% and 40.5%, respectively, net income was $1.3 million for the fourth quarter of 2005, compared to $1.2 million for the fourth quarter of 2004, and earnings per share for the fourth quarter of 2005 was $0.11 per share, compared to $0.16 per share for the comparable period in 2004.

Business Highlights

NCI’s president, Michael Solley, stated, “Our solid year-over-year financial performance resulted from growth across a broad range of NCI’s customers, contracts and service offerings as well as significant improvements in our operating efficiencies. In the fourth quarter of 2005, NCI announced that it was one of three companies awarded a prime position on the U.S. Army’s Total Engineering and Integration Services contract, or TEIS contact, that has a combined ceiling value of approximately $800 million. This contract will provide a strong building block for our growth.”

Key Metrics

Reported total backlog grew 6% year-over-year to $579 million, of which $70 million was funded backlog. This compares to total backlog of $547 million at the end of 2004, including $62 million in funded backlog. During the fourth quarter of 2005, 68% of revenue was from prime contracts. Time-and-materials contracts accounted for 47% of revenue, fixed-price contracts accounted for 23% of revenue and cost-plus contracts accounted for 30% of revenue for the fourth quarter of 2005. Our customer mix for the fourth quarter of 2005 reflects approximately 76% from the Department of Defense and Intelligence customers and approximately 23% from federal civilian agencies.

Post IPO Capital Structure

In October 2005, NCI, Inc. closed on its IPO in which the company sold 5,572,500 shares of Class A common stock, including the underwriters’ over-allotment option, at $10.50 per share. The $51.6 million of net proceeds, after deducting fees and expenses of the offering, were used to restructure our balance sheet by eliminating outstanding bank debt and to make the final S corporation distribution to stockholders of record prior to the S to C corporation conversion. This amount, $5.8 million, was accrued on the balance sheet as a liability at December 31, 2005, and subsequently paid in January 2006.

Outlook

The table below summarizes the guidance ranges for the first quarter of 2006 and full year 2006. Earnings per share data are based on an effective C corporation tax rate of approximately 39%. This outlook does not reflect the impact of any future acquisitions.

	1st Quarter 2006	Full Year 2006
Revenue	$44 million - $46 million	$205 million - $215 million
Diluted Earnings Per Share	$0.10 – $0.11	$0.63 – $0.68

Conference Call Information

NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EST, to discuss fourth quarter and year ending 2005 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 1540285. The conference call will be Webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 9 p.m. today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 1540285. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI, Inc., a Delaware holding company, through its subsidiary NCI Information Systems, Inc., is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,400 employees and 50 locations worldwide. For more information, visit our Web site at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; adverse results of U.S. government audits of our government contracts; additional risks and costs associated with complying with new laws and regulations relating to corporate governance issues; failure to retain existing U.S. government contracts or win new contracts; failure to obtain option awards, task orders or funding under contracts; risk of contract performance or termination; and risks associated with complex U.S. government procurement laws and regulations. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in NCI’s Registration Statement filed on Form S-1, as amended, with the Securities and Exchange Commission.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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NCI, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2005	2004	2005
	(Unaudited)
Revenue	$45,765	$47,363	$171,253	$191,319

Operating costs and expenses:
Cost of revenue	38,380	40,281	144,146	162,990
General and administrative expense	4,388	4,119	16,363	14,411
Depreciation and amortization	420	417	1,741	1,636
Amortization of intangible assets	316	253	1,252	1,053

Total operating costs and expenses	43,504	45,070	163,502	180,090
Operating income	2,261	2,293	7,751	11,229
Interest income	13	70	26	125
Interest expense	(288)	(205)	(1,373)	(1,465)

Income before taxes	1,986	2,158	6,404	9,889
Income tax expense (benefit)	86	(2,774)	276	(2,425)

Net income	$1,900	$4,932	$6,128	$12,315

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779	11,901	6,779	8,070
Net income per share	$0.28	$0.41	$0.90	$1.53

Diluted:
Weighted average shares and equivalent shares outstanding	7,524	12,103	7,443	8,730
Net income per share	$0.25	$0.41	$0.82	$1.41

Unaudited pro forma income tax information:
Income before taxes	$1,986	$2,158	$6,404	$9,889
Pro forma provision for income taxes	805	839	2,595	3,845

Pro forma net income	$1,181	$1,319	$3,809	$6,044

Unaudited pro forma earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779	11,901	6,779	8,070
Pro forma net income per share	$0.17	$0.11	$0.56	$0.75

Diluted:
Weighted average shares and equivalent shares outstanding	7,173	12,125	7,158	8,473
Pro forma net income per share	$0.16	$0.11	$0.53	$0.71

NCI, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	As of December 31,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$40	$12,323
Accounts receivable, net	38,458	46,611
Deferred tax asset	—	4,570
Prepaid expenses and other current assets	381	669

Total current assets	38,879	64,173
Property and equipment, net	6,299	6,031
Other assets	1,093	558
Deferred tax asset, net	—	494
Intangible assets, net	2,391	1,338
Goodwill	15,508	17,427

Total assets	$64,170	$90,021

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$12,440	$—
Accounts payable	7,086	8,854
Accrued salaries and benefits	8,373	9,416
Other accrued expenses/liabilities	3,527	3,948
Current portion of notes payable	2,800	—
Distributions/Dividends payable	—	5,866

Total current liabilities	34,226	28,084
Other liabilities	425	204
Long-term notes payable, less current portion	8,633	—
Deferred rent	4,843	4,562

Total liabilities	48,127	32,850

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 478,946 and 7,027,760 shares issued and outstanding, respectively	9	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding	120	120
Additional paid-in capital	5,508	59,088
Deferred compensation	(2,693)	(741)
Retained earnings (deficit)	13,099	(1,430)

Total stockholders’ equity	16,043	57,171

Total liabilities and stockholders’ equity	$64,170	$90,021

NCI, Inc.

Consolidated Statements of Cash Flows

(in thousands, except per share data)

	Year ended December 31,
	2004	2005
Cash flows from operating activities
Net income	$6,128	$12,315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,993	2,689
Cash surrender value of life insurance	(70)	(334)
(Gain) loss on sale and disposal of property and equipment	8	(2)
Non-cash stock compensation expense	1,179	1,568
Deferred income tax benefit	—	(2,657)
Changes in operating assets and liabilities, net of effect of business combination:
Accounts receivable, net	(5,297)	(8,152)
Prepaid expenses and other assets	1,099	596
Accounts payable	1,550	1,768
Accrued expenses/other current liabilities	1,848	1,572
Deferred rent	(74)	(282)
Due to employee	(132)	(178)

Net cash provided by operating activities	9,232	8,902

Cash flows from investing activities
Purchase of property and equipment	(647)	(1,269)
Proceeds from sale of property and equipment	—	8
Cash paid for purchase of SES	(1,157)	(1,919)

Net cash used in investing activities	(1,804)	(3,180)

Cash flows from financing activities
Proceeds from issuance of common stock, net	—	51,588
Proceeds from exercise of stock options	—	94
Payments on line of credit, net	(2,511)	(12,440)
Payments on term loan	(2,567)	(11,433)
Principal payments under capital lease obligations	(170)	(269)
Distributions to stockholders	(3,480)	(20,978)

Net cash (used in) provided by financing activities	(8,728)	6,562

Net change in cash and cash equivalents	(1,300)	12,283
Cash and cash equivalents, beginning of year	1,340	40

Cash and cash equivalents, end of year	$40	$12,323

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,367	$1,465

Income taxes	$276	$291

Supplemental disclosure of noncash activities:
Equipment acquired under capital leases	$407	$119